Exhibit 5.1

OHIO · KENTUCKY · INDIANA · TENNESSEE

December 21, 2004

Convergys Corporation

Atrium One

201 East Fourth Street

Cincinnati, Ohio 45202

Ladies and Gentlemen:

We have acted as your counsel to in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of 4.875% Senior Notes due December 15, 2009 (the “Notes”) to the Underwriters named in the Underwriting Agreement, dated December 16, 2004 (the “Underwriting Agreement”) by and between the Company, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. issued under an Indenture (referred to herein, as supplemented or amended as described below, as the “Indenture”), dated as of August 31, 2000, between the Company and Chase Manhattan Trust Company, National Association, as trustee (the “Original Trustee”), as contemplated to be amended and supplemented in connection with the issuance of the Notes by Supplemental Indenture No. 1, dated as of December 21, 2004, between the Company, J.P. Morgan Trust Company, National Association, as successor-in-interest to the Original Trustee, and U.S. Bank National Association, as successor trustee by merger (the “Trustee”).

You have requested our opinion as to the matters set forth below in connection with the issuance and sale of the Notes. For purposes of rendering that opinion, we have examined (i) the Registration Statement on Form S-3, No. 333-101899 (such registration statement as amended when it became effective, including any amendments thereto, but excluding the documents incorporated by reference therein, is herein referred to as, the “Registration Statement”), filed by the Company pursuant to Rule 415 of the Securities Act of 1933, as amended (the “1933 Act”), (ii) the related prospectus, dated December 16, 2004, filed with the SEC pursuant to Rule 424(b) under the 1933 Act (such final prospectus, but excluding the documents incorporated by reference therein, is herein referred to as, the “Prospectus”) relating to the Notes and the documents incorporated by reference in the Prospectus, (iii) the Underwriting Agreement, (iv) the Company’s Articles of Incorporation and Regulations, each as amended to date, (v) the Indenture and the form of 4.875% Senior Note due December 15, 2009, and (vi) the resolutions

2200 PNC Center, 201 East Fifth Street	Cincinnati, Ohio 45202-4182	(513) 651-6800 • (513) 651-6981 fax	www.frostbrowntodd.com

Convergys

December 21, 2004

of the Company’s Board of Directors that provide for the execution, delivery and performance of the Indenture and the issuance of the Notes, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates of officers of the Company. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. In rendering this opinion, we have also assumed the effectiveness of Supplemental Indenture No. 1 concurrent with the issuance and sale of the Notes contemplated hereby. We have not verified any of those assumptions.

Our opinion set forth below is limited to the law of the State of Ohio and the applicable federal laws of the United States of America, and, accordingly, we express no opinions as to the laws of any other state or jurisdiction.

Based upon and subject to the foregoing, it is our opinion that the definitive terms of the Notes have been determined and approved by authorized officers of the Company in accordance with the Indenture and the resolutions of the Company’s Board of Directors, and when the Notes have been duly executed and authenticated as provided in the Indenture and delivered against payment in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally, and to general principles of equity (whether applied by a court of law or equity).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and as an exhibit to the Current Report on Form 8-K dated on or around December 21, 2004 filed by the Company with the Securities and Exchange Commission on or around December 21, 2004 and the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ Frost Brown Todd LLC